EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Smith Micro Software, Inc. and Subsidiaries (collectively, the “Company") of our report dated March 5, 2021, relating to the abbreviated financial statements of the Family Safety Mobile Business as of and for the years ended December 31, 2020 and 2019 appearing in the Current Report on Form 8-K/A of the Company as filed March 9, 2021.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/SingerLewak LLP

Los Angeles, California

June 25, 2021